Exhibit 99.1

News Release
International Paper Reports Second Quarter 2021 Results

MEMPHIS, Tenn. – July 29, 2021 – International Paper (NYSE: IP) today reported second quarter 2021 financial results.

SECOND QUARTER 2021 HIGHLIGHTS

•Second quarter net earnings (loss) attributable to International Paper of $432 million ($1.09 per diluted share), compared with $349 million ($0.88 per diluted share) in the first quarter of 2021 and $266 million ($0.67 per diluted share) in the second quarter of 2020
•Second quarter adjusted operating earnings* (non-GAAP) of $421 million ($1.06 per diluted share) compared with $299 million ($0.76 per diluted share) in the first quarter of 2021 and $305 million ($0.77 per diluted share) in the second quarter of 2020. First quarter 2021 net earnings and adjusted operating earnings* include a pre-tax earnings impact of $(80) million ($(0.15) per diluted share) related to the winter storm in the U.S.
•Second quarter cash provided by operations of $766 million and year-to-date of $1.3 billion compared with $1.5 billion year-to-date in the same period of 2020
•Ilim equity earnings of $101 million, bringing year-to-date to $150 million
•Share repurchases of $57 million, bringing year-to-date to $186 million
•Debt reduction of $796 million, bringing year-to-date to $904 million
•Monetized remaining investment in Graphic Packaging for approximately $400 million

“International Paper delivered solid earnings growth and strong cash generation in the second quarter,” said Mark Sutton, Chairman and Chief Executive Officer. “Commercially, we achieved strong revenue growth, while executing well in a very challenging supply chain and input cost environment. Looking ahead to the third quarter, we expect demand to remain strong and margins to expand meaningfully as realization of prior price movements outpaces input and transportation costs, and we step down from our highest maintenance outage quarter.”

Sutton added, “We continue to make excellent progress on the spin-off of our papers business, which we expect to complete on October 1st. Our team is doing an outstanding job managing complexity. I appreciate their commitment to execute well and take care of each other and our customers as we work together to build a better IP.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Second Quarter 2021	First Quarter 2021	Second Quarter 2020
Net Earnings (Loss) Attributable to International Paper	$1.09	$0.88	$0.67
Add Back – Non-Operating Pension Expense (Income)	(0.10)	(0.10)	(0.03)
Add Back – Net Special Items Expense (Income)	0.07	(0.02)	0.13
Adjusted Operating Earnings*	$1.06	$0.76	$0.77

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of net special items and non-operating pension expense

(income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Second Quarter 2021	First Quarter 2021	Second Quarter 2020
Net Sales	$5,616	$5,363	$4,866
Net Earnings (Loss) Attributable to International Paper	432	349	266
Business Segment Operating Profit	494	445	428
Adjusted Operating Earnings	421	299	305
Cash Provided By (Used For) Operations	766	512	890
Free Cash Flow*	633	423	638

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (i) below under "Sales and Earnings by Business Segment". Second quarter 2021 net sales by business segment and operating profit (loss) by business segment compared with the first quarter of 2021 and the second quarter of 2020 are as follows:
Business Segment Results

(In millions)	Second Quarter 2021	First Quarter 2021	Second Quarter 2020
Net Sales by Business Segment
Industrial Packaging	$4,056	$3,953	$3,633
Global Cellulose Fibers	671	581	605
Printing Papers	846	781	583
Corporate and Inter-segment Sales	43	48	45
Net Sales	$5,616	$5,363	$4,866
Operating Profit (Loss) by Business Segment
Industrial Packaging	$408	$447	$449
Global Cellulose Fibers	10	(82)	(10)
Printing Papers	76	80	(11)
Total Business Segment Operating Profit	$494	$445	$428
Industrial Packaging operating profits (losses) in the second quarter of 2021 were $408 million compared with $447 million in the first quarter of 2021. In North America, higher sales prices for boxes and export containerboard were more than offset by higher planned maintenance outage expenses and input costs, primarily driven by higher recovered fiber and chemicals costs. Operating costs were impacted by severely low containerboard inventories and a stressed transportation environment. In Europe, earnings were lower reflecting seasonally lower volumes in Morocco and lower average sales margins driven by higher containerboard costs.
Global Cellulose Fibers operating profits (losses) in the second quarter of 2021 were $10 million compared with $(82) million in the first quarter of 2021. Earnings improved significantly driven by higher average sales prices and lower planned maintenance outage expenses slightly offset by higher distribution costs.
Printing Papers operating profits (losses) in the second quarter of 2021 were $76 million compared with $80 million in the first quarter of 2021. In North America, higher average sales prices, higher volumes and lower economic downtime were mostly offset by higher planned maintenance outage expenses. In Brazil, earnings were stable as higher average sales prices and an improved geographic mix were offset by higher input costs and the non-repeat of favorable foreign currency impacts. In Europe and Russia, earnings were lower as higher average sales prices and lower economic downtime costs were more than offset by higher planned maintenance outage expenses. The Printing Papers business carries strong momentum from its first half 2021 performance as we approach the October 1, 2021 spin-off.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $101 million in the second quarter of 2021 compared with $49 million in the first quarter of 2021. Operationally, earnings increased driven by higher export and domestic sales prices for softwood pulp, hardwood pulp and containerboard and higher sales volumes. These benefits were partially offset by higher distribution, input and operating costs.

Graphic Packaging equity earnings (loss) were $3 million in the second quarter of 2021, compared with $1 million in the first quarter of 2021. We monetized our remaining ownership position in the second quarter of 2021.

CORPORATE EXPENSES
Corporate expenses were $7 million for the second quarter of 2021, compared with $25 million in the first quarter of 2021.

EFFECTIVE TAX RATE
The reported effective tax rate for the second quarter of 2021 was 24%, compared to a 2021 first quarter reported effective tax rate of 25%. The tax rate in second quarter is lower primarily due to a discrete period tax benefit of $15 million related to the adjustment of the tax depreciation method for certain of the Company's fixed assets. This adjustment was partially offset by the tax rate differential associated with a foreign value-added tax credit accrual.
Excluding special items and non-operating pension expense, the operational effective tax rate for the second quarter of 2021 was 21%, compared with 24% for the first quarter of 2021. The lower operational effective tax rate in the second quarter is primarily due to a discrete period benefit of $15 million related to the adjustment of the tax depreciation method for certain of the Company's fixed assets.
EFFECTS OF SPECIAL ITEMS
Net special items in the second quarter of 2021 amount to a net after-tax charge of $28 million ($0.07 per diluted share) compared with a gain of $10 million ($0.02 per diluted share) in the first quarter of 2021 and a charge of $50 million ($0.13 per diluted share) in the second quarter of 2020. Net special items in all periods include the following charges (gains):

	Second Quarter 2021		First Quarter 2021		Second Quarter 2020
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$170	$128	$18	$14	$18	$13
EMEA Packaging business optimization	—	—	12	10	—	—
Other	4	3	—	—	—	—
Total restructuring and other charges, net	174	131	30	24	18	13
Printing Papers spin-off / Build a Better IP	28	23	25	20	—	—
Real estate - office impairment	21	16	—	—	—	—
Environmental remediation reserve adjustment	5	3	—	—	—	—
Asbestos litigation reserve adjustment	—	—	—	—	43	33
Brazil Packaging impairment	—	—	—	—	8	6
Abandoned property removal	—	—	—	—	5	4
Gain on sale of equity investment in Graphic Packaging	(130)	(98)	(74)	(56)	—	—
Foreign value-added tax credit (including interest)	(70)	(47)	—	—	—	—
EMEA Packaging impairment - Turkey	(8)	(2)	2	2	—	—
India transaction	—	—	—	—	(6)	(6)
Other	3	2	—	—	—	—
Total special items, net	$23	$28	$(17)	$(10)	$68	$50

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper second quarter earnings call. The conference ID number is 7853629. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 7853629.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ approximately 48,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2020 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the spread of new variants of the virus, the effectiveness and availability of vaccines and associated levels of vaccination, as well as the possibility that strains of the virus may be resistant to currently available vaccines, global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on our operations, impacts of the pandemic on commercial activity, our customers and business partners and consumer preferences and demand, supply chain disruptions, and disruptions in the credit or financial markets; (ii) the level of indebtedness and changes in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy sources and transportation sources, the availability of labor and competitive labor market conditions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products (including any such changes resulting from the COVID-19 pandemic); (iv) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (v) the amount of our future pension funding obligations, and pension and health care costs; (vi) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (vii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or similar causes; (viii) risks inherent in conducting business through joint ventures; (ix) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (x) information technology risks; (xi) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xii) the receipt of regulatory approvals relating to the spin-off transaction without unexpected delays or conditions; (xiii) our ability to successfully separate the SpinCo business (known as Sylvamo Corporate) and realize the anticipated benefits of the spin-off transaction; (xiv) the ability to satisfy any necessary conditions to consummate the spin-off transaction within the estimated timeframes or at all; and (xv) the final terms and conditions of any spin-off transaction, including the amount of any dividend by Sylvamo to us and the terms of any ongoing commercial agreements and arrangements between us and Sylvamo following any such transaction, the costs of any such transaction, the nature and amount of indebtedness incurred by Sylvamo, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether an IRS ruling will be obtained), diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties, and the impact of any such transaction on the businesses of the Company and Sylvamo and the relationship between the two companies following any such transaction. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2021		2020		2021		2021		2020
Net Sales	$5,616		$4,866		$5,363		$10,979		$10,218
Costs and Expenses
Cost of products sold	3,913	(a)	3,427	(h)	3,847		7,760	(a)	7,173	(h)
Selling and administrative expenses	460	(b)	332		361	(b)	821	(b)	750
Depreciation, amortization and cost of timber harvested	306		312		309		615		635	(i)
Distribution expenses	420		365		406		826		772
Taxes other than payroll and income taxes	45		41		44		89		85
Restructuring and other charges, net	174	(c)	18	(j)	30	(c)	204	(c)	26	(j)
Net (gains) losses on sales and impairments of businesses	(9)	(d)	8	(k)	2	(d)	(7)	(d)	352	(k)
Net (gains) losses on sales of equity method investments	(130)	(e)	—		(74)	(e)	(204)	(e)	(33)	(l)
Interest expense, net	57	(f)	116		92		149	(f)	233	(m)
Non-operating pension expense (income)	(52)		(14)		(53)		(105)		(20)
Earnings (Loss) Before Income Taxes and Equity Earnings	432		261		399		831		245
Income tax provision (benefit)	102		67		99		201		161
Equity earnings (loss), net of taxes	104		72		49		153		41
Net Earnings (Loss)	434		266		349		783		125
Less: Net earnings (loss) attributable to noncontrolling interests	2	(g)	—		—		2	(g)	—
Net Earnings (Loss) Attributable to International Paper Company	$432		$266		$349		$781		$125
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$1.10		$0.67		$0.89		$1.99		$0.32
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$1.09		$0.67		$0.88		$1.96		$0.32
Average Shares of Common Stock Outstanding - Diluted	396.8		393.1		394.8		397.7		394.0

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax loss of $21 million ($16 million after taxes) for the three months and six months ended June 30, 2021 related to the impairment of real estate, a pre-tax charge of $5 million ($3 million after taxes) for the three months and six months ended June 30, 2021 for an environmental remediation reserve adjustment and pre-tax income of $42 million ($28 million after taxes) for the three months and six months ended June 30, 2021 for the accrual of a foreign value-added tax credit.

(b)	Includes pre-tax charges of $28 million ($23 million after taxes), $25 million ($20 million after taxes) and $53 million ($43 million after taxes) for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, for costs associated with the announced spin-off of our Printing Papers business and Build a Better IP initiative and a pre-tax charge of $3 million ($2 million after taxes) for the three months and six months ended June 30, 2021 for other costs.

(c)	Includes pre-tax charges of $170 million ($128 million after taxes), $18 million ($14 million after taxes) and $188 million ($142 million after taxes) for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, for debt extinguishment costs, a pre-tax charge of $12 million ($10 million after taxes) for the three months ended March 31, 2021 and the six months ended June 30, 2021 for severance related to the optimization of our EMEA Packaging business and a pre-tax charge of $4 million ($3 million after taxes) for the three months and six months ended June 30, 2021 for other costs.

(d)	Includes a net pre-tax gain of $9 million ($3 million after taxes), a loss of $2 million (before and after taxes) and a net pre-tax gain of $7 million ($1 million after taxes) for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, related to the sale of our EMEA Packaging business in Turkey.

(e)	Includes pre-tax gains of $130 million ($98 million after taxes), $74 million ($56 million after taxes) and $204 million ($154 million after taxes) for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, related to the monetization of our remaining equity investment in Graphic Packaging.

(f)	Includes pre-tax income of $28 million ($19 million after taxes) for the three months and six months ended June 30, 2021 associated with the accrual of a foreign value-added tax credit.

(g)	Includes the allocation of income to noncontrolling interest of $1 million (before and after taxes) for the three months and six months ended June 30, 2021 associated with the sale of our EMEA Packaging business in Turkey.

(h)	Includes a pre-tax charge of $43 million ($33 million after taxes) for the three months and six months ended June 30, 2020 for an asbestos litigation reserve adjustment, pre-tax charges of $5 million ($4 million after taxes) and $14 million ($11 million after taxes) for the three months and six months ended June 30, 2020, respectively, for the removal of abandoned property at our mills, a gain of $6 million (before and after taxes) and a net charge of $11 million (before and after taxes) for the three months and six months ended June 30, 2020, respectively, associated with our investment in India, a pre-tax charge of $41 million ($31 million after taxes) for the six months ended June 30, 2020 for environmental remediation reserve adjustments and pre-tax income of $2 million ($1 million after taxes) for the six months ended June 30, 2020 for the accrual of a foreign value-added tax credit.

(i)	Includes a charge of $1 million (before and after taxes) for the six months ended June 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(j)	Includes pre-tax charges of $18 million ($13 million after taxes) and $26 million ($19 million after taxes) for the three months and six months ended June 30 2020, respectively, for debt extinguishment costs.

(k)	Includes pre-tax losses of $8 million ($6 million after taxes) and $352 million ($343 million after taxes) for the three months and six months ended June 30, 2020, respectively, related to the sale of our Brazil Packaging business, consisting of pre-tax losses on the net assets of $5 million ($3 million after taxes) and $25 million ($16 million after taxes) for the three months and six months ended June 30, 2020, respectively and losses for the write-off of cumulative translation adjustment of $3 million (before and after taxes) and $327 million (before and after taxes) for the three months and six months ended June 30 2020, respectively.

(l)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the six months ended June 30, 2020 related to the monetization of our equity investment in Graphic Packaging.

(m)	Includes income of $1 million (before and after taxes) for the six months ended June 30, 2020 for interest income associated with the accrual of a foreign value-added tax credit.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2021	2020	2021	2021	2020
Net Earnings (Loss) Attributable to International Paper Company	$432	$266	$349	$781	$125
Add back: Non-operating pension expense (income)	(39)	(11)	(40)	(79)	(16)
Add back: Net Special items expense (income)	28	50	(10)	18	422
Adjusted Operating Earnings	$421	$305	$299	$720	$531

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2021	2020	2021	2021	2020
Diluted Earnings per Common Share as Reported	$1.09	$0.67	$0.88	$1.96	$0.32
Add back: Non-operating pension expense (income)	(0.10)	(0.03)	(0.10)	(0.19)	(0.04)
Add back: Net Special items expense (income)	0.07	0.13	(0.02)	0.04	1.07
Adjusted Operating Earnings per Share	$1.06	$0.77	$0.76	$1.81	$1.35
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and items considered by management to be unusual (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, six-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2021		2020		2021		2021		2020
Industrial Packaging	$4,056		$3,633		$3,953		$8,009		$7,452
Global Cellulose Fibers	671		605		581		1,252		1,173
Printing Papers	846		583		781		1,627		1,491
Corporate and Inter-segment Sales	43		45		48		91		102
Net Sales	$5,616		$4,866		$5,363		$10,979		$10,218
Operating Profit (Loss) by Business Segment
	Three Months Ended June 30,				Three Months Ended March 31,		Six Months Ended June 30,
	2021		2020		2021		2021		2020
Industrial Packaging	$408		$449		$447		$855		$919
Global Cellulose Fibers	10		(10)		(82)		(72)		(64)
Printing Papers	76		(11)		80		156		85
Total Business Segment Operating Profit	$494		$428		$445		$939		$940

Earnings (Loss) Before Income Taxes and Equity Earnings	$432		$261		$399		$831		$245
Interest expense, net	57	(a)	116		92		149	(a)	233	(e)
Noncontrolling interest adjustment (h)	(1)	(b)	—		(1)		(2)	(b)	—
Corporate expenses, net	7		(3)		25		32		29
Corporate net special items	101	(c)	54	(f)	(31)	(c)	70	(c)	87	(f)
Business net special items	(50)	(d)	14	(g)	14	(d)	(36)	(d)	366	(g)
Non-operating pension expense (income)	(52)		(14)		(53)		(105)		(20)
Business Segment Operating Profit (i)	$494		$428		$445		$939		$940
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$101		$63		$49		$150		$28
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$3		$11		$1		$4		$18

(a)	Includes income of $28 million for the three months and six months ended June 30, 2021 associated with the accrual of a foreign value-added tax credit.
(b)	Includes the allocation of income to noncontrolling interest of $1 million for the three months and six months ended June 30, 2021 associated with the sale of our EMEA Packaging business in Turkey.
(c)	Includes charges of $170 million, $18 million and $188 million for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, for debt extinguishment costs, charges of $28 million, $25 million and $53 million for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, for costs associated with the announced spin-off of our Printing Paper business and Build a Better IP initiative, a loss of $21 million for the three months and six months ended June 30, 2021 related to the impairment of real estate, a charge of $5 million for the three months and six months ended June 30, 2021 for an environmental remediation reserve adjustment, gains of $130 million, $74 million and $204 million for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, related to the monetization of our remaining equity investment in Graphic Packaging and a charge of $7 million for the three months and six months ended June 30, 2021 for other costs.
(d)	Related to Industrial Packaging, includes a net gain of $9 million, a loss of $2 million and a net gain of $7 million for the three months ended June 30, 2021 and March 31, 2021 and the six months ended June 30, 2021, respectively, partially offset by the allocation of gain to noncontrolling interest of $1 million for the three months and six months ended June 30, 2021 related to the sale of our EMEA Packaging business in Turkey and a charge of $12 million for the three months ended March 31, 2021 and the six months ended June 30, 2021 for severance related to the optimization of our EMEA Packaging business.
Related to Printing Papers, includes income of $42 million for the three months and six months ended June 30, 2021 for the accrual of a foreign value-added tax credit.

(e)	Includes income of $1 million for the six months ended June 30, 2020 for interest income associated with the accrual of a foreign value-added tax credit.
(f)	Includes a charge of $43 million for the three months and six months ended June 30, 2020 for an asbestos litigation reserve adjustment, charges of $18 million and $26 million for the three months and six months ended June 30, 2020, respectively, for debt extinguishment costs, a gain of $6 million and a net charge of $11 million for the three months and six months ended June 30, 2020, respectively, associated with our investment in India, income of $1 million for the three months and six months ended June 30, 2020 related to the impairment of the net assets of our Brazil Packaging business, a charge of $41 million for the six months ended June 30, 2020 for environmental remediation reserve adjustments and a gain of $33 million for the six months ended June 30, 2020 related to the monetization of our equity investment in Graphic Packaging.
(g)	Related to Industrial Packaging, includes losses of $9 million and $353 million for the three months and six months ended June 30, 2020, respectively, related to the sale of our Brazil Packaging business, consisting of losses on the net assets of $6 million and $26 million for the three months and six months ended June 30, 2020, respectively and losses for the write-off of cumulative translation adjustment of $3 million and $327 million for the three months and six months ended June 30, 2020, respectively, charges of $3 million and $9 million for the three months and six months ended June 30, 2020, respectively, for the removal of abandoned property at our mills and income of $2 million for the six months ended June 30, 2020 for the accrual of a foreign value-added tax credit.
Related to Global Cellulose Fibers, includes charges of $2 million and $5 million for the three months and six months ended June 30, 2020, respectively, for the removal of abandoned property at our mills.
Related to Printing Papers, includes a charge of $1 million for the six months ended June 30, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.
(h)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(i)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2021	2020	2021	2021	2020
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,733	2,571	2,684	5,417	5,195
Containerboard	699	783	709	1,408	1,610
Recycling	568	520	558	1,126	1,089
Saturated Kraft	50	39	45	95	87
Gypsum /Release Kraft	68	48	55	123	104
Bleached Kraft	6	8	7	13	15
EMEA Packaging (b)	410	375	435	845	816
Brazilian Packaging (b)	—	83	—	—	173
European Coated Paperboard	102	95	109	211	206
Industrial Packaging	4,636	4,522	4,602	9,238	9,295
Global Cellulose Fibers (In thousands of metric tons) (c)	851	965	898	1,749	1,866
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	379	247	346	725	662
European & Russian Uncoated Papers	327	271	307	634	631
Brazilian Uncoated Papers	272	150	254	526	390
Printing Papers	978	668	907	1,885	1,683

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and Temporary Investments	$706	$595
Accounts and Notes Receivable, Net	3,608	3,064
Contract Assets	416	355
Inventories	1,828	2,050
Current Financial Assets of Variable Interest Entities	4,850	4,850
Assets Held for Sale	570	138
Other	248	184
Total Current Assets	12,226	11,236
Plants, Properties and Equipment, Net	11,553	12,217
Forestlands	327	311
Investments	622	1,178
Long-Term Financial Assets of Variable Interest Entities	2,266	2,257
Goodwill	3,317	3,315
Right of Use Assets	399	459
Deferred Charges and Other Assets	738	745
Total Assets	$31,448	$31,718
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$116	$29
Current Nonrecourse Financial Liabilities of Variable Interest Entities	4,220	4,220
Accounts Payable and Other Current Liabilities	4,142	3,854
Liabilities Held for Sale	157	181
Total Current Liabilities	8,635	8,284
Long-Term Debt	7,073	8,064
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,096	2,092
Deferred Income Taxes	2,764	2,743
Pension Benefit Obligation	889	1,055
Postretirement and Postemployment Benefit Obligation	243	251
Long-Term Lease Obligations	263	315
Other Liabilities	1,131	1,046
Equity
Invested Capital, Net of Treasury Stock	(90)	(216)
Retained Earnings	8,442	8,070
Total International Paper Shareholders’ Equity	8,352	7,854
Noncontrolling interests	2	14
Total Equity	8,354	7,868
Total Liabilities and Equity	$31,448	$31,718

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Six Months Ended June 30,
	2021	2020
Operating Activities
Net earnings (loss)	$783	$125
Depreciation, amortization and cost of timber harvested	615	635
Deferred income tax expense (benefit), net	5	12
Restructuring and other charges, net	204	26
Net (gains) losses on sales of equity method investments	(204)	(33)
Net (gains) losses on sales and impairments of businesses	(7)	352
Equity method dividends received	149	151
Equity (earnings) losses, net	(153)	(41)
Periodic pension (income) expense, net	(57)	16
Other, net	71	109
Changes in current assets and liabilities
Accounts and notes receivable	(496)	74
Contract assets	(62)	(11)
Inventories	110	65
Accounts payable and accrued liabilities	367	(37)
Interest payable	(2)	—
Other	(45)	96
Cash Provided By (Used For) Operating Activities	1,278	1,539
Investment Activities
Invested in capital projects, net of insurance recoveries	(222)	(538)
Acquisitions, net of cash acquired	(80)	(64)
Proceeds from sales of equity method investments	800	250
Proceeds from sales of businesses, net of cash divested	90	—
Proceeds from sale of fixed assets	—	3
Other	(2)	15
Cash Provided By (Used For) Investment Activities	586	(334)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(213)	(41)
Issuance of debt	4	579
Reduction of debt	(914)	(917)
Change in book overdrafts	2	(10)
Dividends paid	(403)	(403)
Net debt tender premiums paid	(188)	(25)
Other	(3)	—
Cash Provided By (Used for) Financing Activities	(1,715)	(817)
Cash Included in Assets Held for Sale	(45)	(13)
Effect of Exchange Rate Changes on Cash	7	(39)
Change in Cash and Temporary Investments	111	336
Cash and Temporary Investments
Beginning of the period	595	511
End of the period	$706	$847

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash Provided By (Used For) Operating Activities	$766	$890	$1,278	$1,539
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(133)	(252)	(222)	(538)
Free Cash Flow	$633	$638	$1,056	$1,001

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.